PHILADELPHIA CONSOLIDATED HOLDING CORP.
COMMENTS ON IMPACT OF HURRICANE WILMA
NOVEMBER 28, 2005 PRESS RELEASE
Bala Cynwyd, PA — Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) today reported its initial estimate of losses attributable to Hurricane Wilma. Although claims information is preliminary, the Company estimates its after-tax net losses to be approximately $5.5 million. The catastrophe losses due to Hurricane Wilma impacted both its commercial and personal lines books of business.
As a result of utilizing certain catastrophe reinsurance coverage in connection with this hurricane event, the Company will also recognize approximately $2.4 million, after-tax, in accelerated and reinstatement reinsurance premium expense during the fourth quarter 2005.
Forward-Looking Information
This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of the Company’s liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of the Company’s reinsurers to pay; (ix) future terrorist attacks; (x) the outcome of the Securities and Exchange Commission’s industry-wide investigation relating to the use of non-traditional insurance products, including finite risk reinsurance arrangements; and (xi) the outcome of industry-wide investigations being conducted by various insurance departments, attorneys-general and other authorities relating to the use of contingent commission arrangements. The Company does not intend to publicly update any forward looking statement, except as may be required by law.
Philadelphia Insurance Companies is a specialty niche Company which markets and underwrites property and casualty insurance products through 38 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2004 annual report, visit our web site at www.phly.com.